Exhibit 99.1

FOR IMMEDIATE RELEASE

April 15, 2014

Heritage Financial Shareholders Approve Merger

with Washington Banking Company

Olympia, Washington, April 15, 2014/ PRNewswire/ - Heritage Financial Corporation (“Heritage”) (NASDAQ: HFWA) announced that the Heritage shareholders voted to approve the merger with Washington Banking Company. More than 99% of the shares voting at Heritage’s special meeting of shareholders voted in favor of the merger, representing more than 77% of all outstanding Heritage shares.

“We are excited that the shareholders recognized the significant value created from this strategic partnership by approving the merger,” commented Brian L. Vance, Chief Executive Officer of Heritage Financial Corporation. “We are moving forward to satisfy the necessary closing conditions and look forward to completing the transaction.”

Upon completion of the merger, each outstanding share of Washington Banking common stock, other than dissenting shares, will be converted into the right to receive, promptly following the completion of the merger, 0.89000 of a share of Heritage common stock and $2.75 in cash.

The merger has received the required regulatory approvals and is expected to close on or about May 1, 2014.

About Heritage Financial

Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly owned banking subsidiary. Heritage Bank has a branching network of 36 banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Investor Contact

Heritage Financial Corporation

Brian L. Vance

President and CEO

360.943.1500